Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Global Communications Director
763-540-1204	763-540-1212

Tennant Company Reports 2013 Second Quarter Results

Second quarter diluted EPS rose to $0.76 on net sales of $200.2 million;
Gross margins of 43.8 percent within target range;
Operating profit margin was 10.8 percent;
Company maintains 2013 full year guidance

MINNEAPOLIS, July 25, 2013 - Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $14.3 million, or $0.76 per diluted share, on net sales of $200.2 million for the second quarter ended June 30, 2013. In the prior year quarter, Tennant reported net earnings of $13.7 million, or $0.71 per diluted share, on net sales of $199.5 million.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “We are pleased to report a very solid 2013 second quarter, with increased sales and earnings versus the prior year. Strong demand for new products and continuing momentum in global strategic accounts contributed to higher sales. We were encouraged to see total organic sales rise about 1 percent following three consecutive quarters of approximately 2 percent negative organic sales growth. In addition, we continued to achieve further efficiencies in our cost structure which we anticipate will lead to higher profitability in the future.”

Second Quarter Operating Review
The company's 2013 second quarter consolidated net sales of $200.2 million were up 0.4 percent compared to the prior year quarter. Unfavorable foreign currency exchange reduced consolidated net sales by approximately 0.5 percent. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), increased approximately 0.9 percent.

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Page 2 – Tennant Company Reports 2013 Second Quarter Results

Contributing to 2013 second quarter results were sales to strategic accounts, sales in the Americas of scrubbers equipped with Tennant's ec-H2OTM technology and strong shipments of newly introduced products. Of note, Tennant saw high demand for the T12 rider scrubber, which is the first new product in Tennant's redesigned modular large equipment portfolio.
Geographically, sales increased 2.9 percent in the Americas, driven by record quarterly sales in North America, with particular sales gains to strategic accounts, and continued broad-based growth in Latin America. Sales in the Americas rose approximately 3.4 percent organically, excluding an unfavorable foreign currency exchange impact of about 0.5 percent. Sales in Europe, Middle East and Africa (EMEA) were down 8.2 percent, declining approximately 9.2 percent organically, excluding a favorable foreign currency exchange impact of about 1.0 percent. Sales of city cleaning equipment continue to be constrained primarily due to tight municipal spending in Europe, while sales to strategic accounts continued to gain momentum and sales in France were particularly robust. Sales in the Asia Pacific region (APAC) increased 2.0 percent, growing about 5.5 percent organically, excluding an unfavorable foreign currency exchange impact of about 3.5 percent. Organic sales growth resumed in the APAC region due mainly to strong sales performance in Australia.
Tennant's gross margin in the 2013 second quarter was 43.8 percent compared to 44.6 percent in the prior year quarter, and within the company's targeted range of 43 percent to 44 percent. Gross margin in the 2013 second quarter was impacted by the selling channel mix, with strong sales to strategic accounts.
Research and development (R&D) expense for the 2013 second quarter totaled $7.8 million, or 3.9 percent of sales, compared to $6.9 million, or 3.5 percent of sales, in the prior year quarter. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio business, which is focused on advancing a platform of chemical-free and other sustainable, water-based cleaning technologies.
Selling and administrative (S&A) expense in the 2013 second quarter totaled $58.3 million, down from $60.4 million in the second quarter last year. As a percent of sales, S&A decreased to 29.1 percent in the 2013 second quarter compared to 30.3 percent in the same quarter last year. S&A spending declined 3.5 percent on a dollar basis and was down 120 basis points as a percent of sales compared to the 2012 second quarter. The improvement in S&A was due to continued tight cost controls and improved operating efficiencies.
Commented Killingstad: “Through strict cost controls and process improvement initiatives, we succeeded in reducing 2013 second quarter S&A expense to below 30 percent of sales, which is the lowest percentage achieved in at least 10 years.”
The company's 2013 second quarter operating profit was $21.6 million, or 10.8 percent of sales, equal to the year ago quarter.

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Page 3 – Tennant Company Reports 2013 Second Quarter Results

Strong New Product Pipeline
Tennant continues to execute against one of the most robust new product and technology pipelines in the company's history. The company resolved the supply chain issues it encountered in the 2013 first quarter related to the transition to new products, and sales of new products in the 2013 second quarter met internal plans. By 2013 third quarter-end, sales of new products are expected to be back on track on a year-to-date basis.
The company introduced 17 new products in the 2012 fourth quarter and is launching 25 new products in 2013. Product introductions in 2013 to date include the:

•	T12 rider scrubber, which as noted above is the first new product in Tennant's redesigned modular large equipment portfolio;

•	T3 orbital scrubber, which provides a chemical-free way to clean and strip floors; and

•	B10, Tennant's first rider burnisher, which enables rapid cleaning and polishing of large areas.
These new core equipment offerings are engineered to improve cleaning performance and operator safety, lower operating costs and reduce environmental impact.
In addition, Tennant's Orbio Technologies Group is developing an exciting new product with Split Stream Technology that will deliver an anti-microbial solution, as well as an effective multi-surface cleaner, for use in a wide variety of customer segments. The company plans to introduce this new Orbio product in 2014.
Tennant remains committed to being an industry innovation leader and aims to set the standard for sustainable cleaning around the world.

2013 First Half Results
For the six months ended June 30, 2013, Tennant reported net earnings of $19.3 million, or $1.03 per diluted share, on net sales of $368.3 million. Excluding special items in the 2013 first quarter, adjusted 2013 net earnings totaled $19.8 million, or $1.05 per diluted share. (See the Supplemental Non-GAAP Financial Table.) In the prior year first six months, Tennant reported net earnings of $19.0 million, or $0.99 per diluted share, on net sales of $373.2 million.
Year-to-date 2013 gross margin was 43.5 percent versus 44.0 percent in the prior year period and was down 50 basis points primarily due to a change in product mix. R&D expense in the 2013 first half increased to $15.3 million, or 4.2 percent of sales, compared to $14.2 million or 3.8 percent of sales, in the prior year period. S&A expense in the 2013 first half declined to $116.4 million, or 31.6 percent of sales, and $115.0 million or 31.2 percent of sales as adjusted, versus $120.1 million, or 32.2 percent of sales, in the first six months of 2012.
Operating profit in the 2013 first half was $28.5 million, or 7.7 percent of sales, and $29.9 million or 8.1 percent of sales as adjusted, compared to $29.9 million, or 8.0 percent of sales, in the first six months of 2012.

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Page 4 – Tennant Company Reports 2013 Second Quarter Results

Tennant generated $15.2 million in cash from operations in the 2013 first half. Cash on the balance sheet at June 30, 2013, totaled $48.6 million, up from $38.4 million a year ago. The company's total debt was $32.2 million, down from $34.3 million, at the end of the 2012 first half. During the 2013 first half, Tennant's stock repurchases in the market totaled approximately 257,000 shares at a cost of $12.1 million. The company also paid $6.6 million in cash dividends to shareholders.

Business Outlook
Based on its first half 2013 results and expectations of performance for the remainder of the year, Tennant Company continues to estimate 2013 full year adjusted earnings in the range of $2.20 to $2.50 per diluted share on net sales in the range of $750 million to $770 million. Including the 2013 first quarter special items of a net loss of $0.02 per diluted share, the company expects 2013 full year diluted earnings per share in the range of $2.18 to $2.48. For the 2012 full year, adjusted diluted earnings per share were $2.08 on net sales of $739 million. (See the Supplemental Non-GAAP Financial Table.)
The company's 2013 annual financial outlook includes the following expectations:

•	Modest economic improvement in North America, continued uncertainty in Europe and steady growth in emerging markets;

•	Unfavorable foreign currency impact on sales for the full year in the range of 0 to 1 percent;

•	Gross margin performance in the range of 43 percent to 44 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies; and

•	Capital expenditures in the range of $18 million to $20 million.
Tennant will continue to manage its business with a focus on operational excellence and strong cost controls, and make selective investments in innovative technologies and other key strategic priorities.
Killingstad said, “We are pleased with our current momentum and prospects for the rest of the year. We continue to expect 2013 sales to be stronger in the back half of the year, as new product sales accelerate and growth continues in Tennant's global strategic accounts and our overall Americas business.”

Conference Call
Tennant will host a conference call to discuss the 2013 second quarter results today, July 25, 2013, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Company, Investors. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

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Page 5 – Tennant Company Reports 2013 Second Quarter Results

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; our ability to attract and retain key personnel; our ability to develop and fund new innovative products and services; unforeseen product liability claims or product quality issues; our ability to successfully upgrade and evolve the capabilities of our computer systems; the occurrence of a significant business interruption; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; the occurrence of disruptions to our supply and delivery chains; fluctuations in the cost or availability of raw materials and purchased components; and the impact of the economic uncertainty on our customers' ability to obtain credit.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 6 – Tennant Company Reports 2013 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
Net Sales	$200,238	$199,493	$368,330	$373,205
Cost of Sales	112,497	110,542	208,066	208,935
Gross Profit	87,741	88,951	160,264	164,270
Gross Margin	43.8%	44.6%	43.5%	44.0%
Operating Expense:
Research and Development Expense	7,821	6,935	15,339	14,205
Selling and Administrative Expense	58,298	60,419	116,420	120,133
Total Operating Expense	66,119	67,354	131,759	134,338
Profit from Operations	21,622	21,597	28,505	29,932
Operating Margin	10.8%	10.8%	7.7%	8.0%
Other Income (Expense):
Interest Income	114	330	228	642
Interest Expense	(411)	(669)	(878)	(1,381)
Net Foreign Currency Transaction Losses	(419)	(880)	(743)	(1,111)
Other (Expense) Income, Net	(87)	41	(81)	76
Total Other Expense, Net	(803)	(1,178)	(1,474)	(1,774)

Profit Before Income Taxes	20,819	20,419	27,031	28,158
Income Tax Expense	6,565	6,748	7,718	9,163
Net Earnings	$14,254	$13,671	$19,313	$18,995

Earnings per Share:
Basic	$0.78	$0.74	$1.06	$1.02
Diluted	$0.76	$0.71	$1.03	$0.99

Weighted Average Shares Outstanding:
Basic	18,253,326	18,594,207	18,298,379	18,658,182
Diluted	18,787,880	19,203,563	18,835,542	19,262,469

Cash Dividend Declared per Common Share	$0.18	$0.17	$0.36	$0.34

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended			Six Months Ended
	June 30			June 30
	2013	2012	%	2013	2012	%
Americas	$139,593	$135,689	2.9	$252,840	$247,102	2.3
Europe, Middle East and Africa	39,838	43,414	(8.2)	79,029	87,218	(9.4)
Asia Pacific	20,807	20,390	2.0	36,461	38,885	(6.2)
Total	$200,238	$199,493	0.4	$368,330	$373,205	(1.3)
(1) Net of intercompany sales.

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Page 7 – Tennant Company Reports 2013 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	June 30,	December 31,	June 30,
	2013	2012	2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$48,576	$53,940	$38,432
Restricted Cash	394	187	1,586
Accounts Receivable, Net	146,789	138,147	135,062
Inventories	62,699	58,136	68,413
Prepaid Expenses	10,875	11,309	11,598
Deferred Income Taxes, Current Portion	9,619	11,339	10,114
Other Current Assets	2,431	388	16
Total Current Assets	281,383	273,446	265,221
Property, Plant and Equipment	299,284	294,910	293,631
Accumulated Depreciation	(215,038)	(208,717)	(206,941)
Property, Plant and Equipment, Net	84,246	86,193	86,690
Deferred Income Taxes, Long-Term Portion	10,428	10,989	16,607
Goodwill	19,263	19,717	19,830
Intangible Assets, Net	19,245	21,393	22,198
Other Assets	8,389	9,022	5,397
Total Assets	$422,954	$420,760	$415,943

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-Term Borrowings and Current Portion of Long-Term Debt	$4,013	$2,042	$3,235
Accounts Payable	52,763	47,002	49,039
Employee Compensation and Benefits	24,496	33,021	24,763
Income Taxes Payable	963	785	2,699
Other Current Liabilities	39,156	38,844	36,836
Total Current Liabilities	121,391	121,694	116,572
Long-Term Liabilities:
Long-Term Debt	28,169	30,281	31,049
Employee-Related Benefits	25,168	25,873	38,343
Deferred Income Taxes, Long-Term Portion	3,070	3,325	3,434
Other Liabilities	4,643	4,533	3,945
Total Long-Term Liabilities	61,050	64,012	76,771
Total Liabilities	182,441	185,706	193,343
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,899	6,924	6,977
Additional Paid-In Capital	25,892	22,398	17,882
Retained Earnings	241,065	236,065	228,332
Accumulated Other Comprehensive Loss	(33,343)	(30,333)	(30,591)
Total Shareholders’ Equity	240,513	235,054	222,600
Total Liabilities and Shareholders’ Equity	$422,954	$420,760	$415,943

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Page 8 – Tennant Company Reports 2013 Second Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Six Months Ended
	June 30
	2013	2012
OPERATING ACTIVITIES
Net Earnings	$19,313	$18,995
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	8,858	8,937
Amortization	1,281	1,432
Deferred Income Taxes	1,898	(1,271)
Share-Based Compensation Expense	3,439	3,911
Allowance for Doubtful Accounts and Returns	703	1,148
Other, Net	1	19
Changes in Operating Assets and Liabilities:
Accounts Receivable	(11,514)	(7,538)
Inventories	(7,536)	(7,278)
Accounts Payable	6,145	3,978
Employee Compensation and Benefits	(8,875)	(8,438)
Other Current Liabilities	1,825	(1,714)
Income Taxes	1,752	855
U.S. Pension Plan Contributions	—	(846)
Other Assets and Liabilities	(2,066)	353
Net Cash Provided by Operating Activities	15,224	12,543

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(7,192)	(7,482)
Proceeds from Disposals of Property, Plant and Equipment	60	534
Acquisition of Businesses, Net of Cash Acquired	(750)	(750)
Proceeds from Sale of Business	699	—
(Increase) Decrease in Restricted Cash	(228)	1,691
Net Cash Used for Investing Activities	(7,411)	(6,007)

FINANCING ACTIVITIES
Short-Term Borrowings	1,500	—
Payment of Long-Term Debt	(733)	(1,764)
Purchases of Common Stock	(12,141)	(15,281)
Proceeds from Issuance of Common Stock	3,812	1,952
Tax Benefit on Stock Plans	1,506	1,076
Dividends Paid	(6,611)	(6,358)
Net Cash Used for Financing Activities	(12,667)	(20,375)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(510)	(68)

Net Decrease in Cash and Cash Equivalents	(5,364)	(13,907)

Cash and Cash Equivalents at Beginning of Period	53,940	52,339

Cash and Cash Equivalents at End of Period	$48,576	$38,432

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Page 9 – Tennant Company Reports 2013 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Net Sales	$200,238	$199,493	$368,330	$373,205

Cost of Sales	112,497	110,542	208,066	208,935
Gross Profit - as reported	87,741	88,951	160,264	164,270
Gross Margin	43.8%	44.6%	43.5%	44.0%

Operating Expense:
Research and Development Expense	7,821	6,935	15,339	14,205
Selling and Administrative Expense	58,298	60,419	116,420	120,133
Total Operating Expense	66,119	67,354	131,759	134,338

Profit from Operations - as reported	$21,622	$21,597	$28,505	$29,932
Operating Margin	10.8%	10.8%	7.7%	8.0%
Adjustments:
Restructuring Charge	—	—	1,440	—
Profit from Operations - as adjusted	$21,622	$21,597	$29,945	$29,932
Operating Margin	10.8%	10.8%	8.1%	8.0%

Other Income (Expense):
Interest Income	114	330	228	642
Interest Expense	(411)	(669)	(878)	(1,381)
Net Foreign Currency Transaction Losses	(419)	(880)	(743)	(1,111)
Other (Expense) Income, Net	(87)	41	(81)	76
Total Other Expense, Net	(803)	(1,178)	(1,474)	(1,774)

Profit Before Income Taxes - as reported	$20,819	$20,419	$27,031	$28,158
Adjustments:
Restructuring Charge	—	—	1,440	—
Profit Before Income Taxes - as adjusted	$20,819	$20,419	$28,471	$28,158

Income Tax Expense - as reported	$6,565	$6,748	$7,718	$9,163
Adjustments:
Restructuring Charge	—	—	417	—
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	582	—
Income Tax Expense - as adjusted	$6,565	$6,748	$8,717	$9,163

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Page 10 – Tennant Company Reports 2013 Second Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012

Net Earnings - as reported	$14,254	$13,671	$19,313	$18,995
Adjustments:
Restructuring Charge	—	—	1,023	—
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	(582)	—
Net Earnings - as adjusted	$14,254	$13,671	$19,754	$18,995

Earnings per Share:
Basic	$0.78	$0.74	$1.06	$1.02
Diluted Earnings per Share - as reported	$0.76	$0.71	$1.03	$0.99
Adjustments:
Restructuring Charge	—	—	0.05	—
Discrete Tax Item Related to 2012 R&D Tax Credit	—	—	(0.03)	—

Diluted Earnings per Share - as adjusted	$0.76	$0.71	$1.05	$0.99

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Full
Year
2012

Diluted Earnings per Share - as reported	$2.18
Adjustments:
International Entity Restructuring	(0.11)
Gain on Sale of Business	(0.03)
Restructuring Charge	0.04

Diluted Earnings per Share - as adjusted	$2.08

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